                                                                   EXHIBIT 10.91


                              SEPARATION AGREEMENT
--------------------------------------------------------------------------------

         THIS SEPARATION AGREEMENT (the "Agreement") is entered into as of this 14th day of November, 2003 by and between RAILAMERICA, INC., a Delaware corporation (the "Company"), and GARY M. SPIEGEL (the "Executive").

                                    RECITALS

         WHEREAS, the Executive has been employed pursuant to the terms of an Executive Employment Agreement dated as of January 1, 2002 by and between the Company and the Executive (the "Employment Agreement"); and

         WHEREAS, the Company and the Executive have agreed that the Employment Agreement shall terminate on November 14, 2003 (the "Termination Date"); and

         WHEREAS, the Company and the Executive now wish to set forth in this Agreement all of their respective rights and obligations resulting from such termination of the Employment Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants between the parties, the sufficiency of which is hereby acknowledged, the Company and Executive hereby agree to the following Terms and Conditions:

                              TERMS AND CONDITIONS

         1. RECITALS. All of the foregoing Recitals are true and correct and are incorporated as part of these Terms and Conditions.

         2. TERMINATION OF EMPLOYMENT AGREEMENT. The Company and the Executive each acknowledge and agree that the Employment Agreement shall terminate and be of no further force and effect as of the Termination Date.

         3. SEVERANCE BENEFITS. In consideration for the termination of the Employment Agreement, the Company and the Executive agree that the Company shall provide the Executive with the following benefits (the "Severance Benefits"), in each case reduced by any applicable employment or withholding taxes:

                  (a) ACCRUED BUT UNPAID SALARY AND FRINGE BENEFITS. The Executive shall receive:

                           i. his Base Salary (as that term is defined in the
Employment Agreement) through the Termination Date, payable at such time and in such manner as it would have been payable had the Executive's employment with the Company not terminated on the Termination Date, and

                           ii. any benefits under Sections 5(b)(i), 5(b)(ii),
5(b)(iii), 5(b)(iv), 5(b)(v), and 5(b)(vii) of the Employment Agreement that have accrued, but are unpaid, as of the Termination Date.

                  (b) CONTINUATION OF SALARY AND BENEFITS. The Executive shall continue to receive:

                           i. his Base Salary, and

                           ii. the benefits under Sections 5(b)(i), 5(b)(ii),
5(b)(iii), 5(b)(iv), 5(b)(v), and 5(b)(vii) of the Employment Agreement,

                           payable for the twelve month period beginning on the
Termination Date and ending on the last day of that twelve month period, at the same time and in the same manner as if the Executive's employment with the Company had not terminated; provided, however, that the Executive shall be entitled to the medical and dental insurance benefits described in Section 5(b)(i) of the Employment Agreement if and to the extent that he timely elects COBRA coverage with respect to those coverages and continuously maintains the COBRA coverage throughout the period. The Company shall reimburse the Executive for his actual premium expense with respect to maintaining the COBRA coverage during the foregoing period.

                  (c) CONTINUATION OF LONG TERM INCENTIVE PROGRAM BENEFIT. The Executive shall receive (i) 100% of the Performance Award under the LTIP for the Performance Period running from January 1, 2001 through December 31, 2003, (ii) a prorated portion (i.e., 94.5%) of the Performance Award for the Performance Period running from January 1, 2002 through December 31, 2004, calculated as if his employment with the Company had actually terminated on the date that is 12 months after the Termination Date, and (iii) a prorated portion (i.e., 61.1%) of his Performance Award for the Performance Period running from January 1, 2003 through December 31, 2005, calculated as if his employment with the Company had actually terminated on the date that is 12 months after the Termination Date. The payments for each such Performance Period shall be calculated pursuant to the formula provided in Section 5.6 of the LTIP, and shall be paid to the Executive in the time and manner specified in Section 5.10 of the LTIP;

                  (d) CONTINUATION OF MANAGEMENT INCENTIVE PROGRAM BENEFIT. The Executive shall receive a bonus equal to 100% of the amount that would have been payable to him under the Company's Management Incentive Program ("MIP") in respect of 2003 if he had remained employed with the Company through the end of 2003, payable at such time and in such manner as bonuses under the MIP in respect of 2003 are paid to other executives of the Company. The Executive also shall receive a bonus equal to a prorated portion of the bonus that would have been payable to him if his employment with the Company had terminated on the date that is twelve months after the Termination Date, and payable an such time and in such manner as bonuses under the MIP in respect of 2004 are paid to other executives of the Company. The payments shall be calculated using the


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Executive's Base Salary as of the Termination Date, and the Target % applicable under the MIP as of the Termination Date, without regard to any changes to the MIP or the formula used to calculate bonuses thereunder made after the Termination Date. For purposes of the calculations, the Percent Accomplishment under the MIP shall be considered to have been 100%.

                  (e) STOCK OPTIONS. The stock options granted to the Executive by the Company, and listed on Exhibit A attached hereto (the "Options"), shall become vested in the Executive as of the Termination Date. Each of the Options shall expire unless exercised by the Executive on or before February 14, 2004.

                  (f) RESTRICTED STOCK. The 10,000 shares of restricted stock granted to the Executive under that certain Restricted Stock Agreement between the Company and the Executive, dated as of June 19, 2003 (the "Restricted Stock"), shall become vested in the Executive as of the Termination Date.

                  (g) CERTAIN VIOLATIONS. The Executive's violation of any of the provisions of Section 5, 6, 7 or 11 hereof shall, in addition to any other remedy, result in a cessation of all Severance Benefits hereunder.

         4. NO FURTHER COMPENSATION. The Executive acknowledges and agrees that other than the Severance Benefits described in Section 3 above, no further compensation or benefits or other monies are owed to the Executive by the Company arising out of the Employment Agreement.

         5. NON-COMPETITION. In consideration for the Company's provision of the Severance Benefits under Section 3 of this Agreement, the Executive agrees that he shall not, for a period of 12 months after the Termination Date, directly or indirectly, perform services or duties in any capacity, whether as a consultant, independent contractor, agent, director, officer, manager, supervisor or employee, for any person or entity that operates railroad track within fifty
(50) miles of any track operated by the Company or any of its subsidiaries or affiliates (collectively, the "Controlled Group").

         6. NON-SOLICITATION OF EMPLOYEES. For a period of 12 months after the Termination Date, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, employ or attempt to employ or enter into any contractual arrangement with, any employee, former employee, consultant or former consultant of the Company or any other member of the Controlled Group (whether or not such employment is full-time or part-time or pursuant to a written contract), unless such employee, former employee, consultant or former consultant has not been employed by the Company or any other member of the Controlled Group for a period in excess of twelve months.

         7. CONFIDENTIALITY.

                  (a) SEPARATION AGREEMENT. The parties hereto covenant and agree that this Agreement and its terms and conditions are, collectively and individually, totally confidential and from the date of this Agreement forward, shall forever be kept TOTALLY CONFIDENTIAL and shall not in any manner or for any reason be disclosed by either party without the express written consent of the other party, except on a "need to know basis" (i) to the immediate family members of the Executive, all of whom shall be informed of and be bound by the provisions of this paragraph; (ii) to the attorneys and accountants of either party; (iii) as may be required by government agencies, such as the Internal


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Revenue Service; or (iv) pursuant to court order or subpoena compelling such disclosure. Should either party or their representatives receive any such subpoena or court order compelling disclosure, that party shall immediately notify the other party so that it may have the opportunity to interpose an objection.

                  (b) BUSINESS INFORMATION. In the course of the Executive's relationship with the Controlled Group, some or all of the members of the Controlled Group have disclosed or made known to the Executive, and the Executive has been given access to or has become acquainted with, certain information, business plans, strategies, trade secrets and the like, relating to or useful in one or more of the businesses of the Controlled Group (collectively "Information"), and which the Company considers proprietary and desires to maintain confidential. As a material inducement to the Company to enter into this Agreement, the Executive covenants and agrees that, at all times after the Termination Date, the Executive shall not in any manner, either directly or indirectly, divulge, disclose or communicate to any person or entity, except to or for the benefit of the Controlled Group or as directed by the Chief Executive Officer of the Company, any of the Information which he may have acquired in the course of or as an incident to his relationship with any member of the Controlled Group, including, without limitation, pursuant to his employment, the parties agreeing that such Information affects the successful and effective conduct of the businesses of the Controlled Group and its goodwill, and that any breach of the terms of this Section is a material breach of this Agreement. All equipment, documents, memoranda, reports, records, computer software, disks, tapes, other means of electronic data storage, files, materials, samples, books, correspondence, lists, other written and graphic records and the like (collectively, the "Materials"), affecting or relating to one or more of the businesses of the Controlled Group, which the Executive may have prepared, used, constructed, observed, possessed or controlled shall be and remain the sole property of the Controlled Group. Upon the Termination Date, the Executive shall deliver to the Company all of the Materials, Information and all copies thereof in the custody or control of the Executive and shall certify in writing that he has retained no copy of any Materials.

         8. INJUNCTIVE RELIEF. The covenants of the Executive set forth in this Agreement are separate and independent covenants, for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are hereby acknowledged by the Executive, and which have been made by the Executive to induce the Company to enter into this Agreement. Each of the aforesaid covenants may be availed of, or relied upon, by the Company or any other member of the Controlled Group in any court of competent jurisdiction for the basis of injunctive relief. Should any covenant, term or condition in this Agreement become or be held to be overly broad as to geography, time, activity or subject so as to be unenforceable at law or equity, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them so as to be enforceable to the maximum extent compatible with applicable law. It is the intent of the parties that the provisions of this Agreement be enforced to the greatest extent allowable in law or equity.

         9. NO CHARGES FILED. Executive represents and warrants that he has not filed any claims or causes of action against the Controlled Group, including but not limited to any charges of discrimination against the Company, with any federal, state or local agency or court.



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         10. NO ADMINISTRATIVE PROCEEDING TO BE FILED. The Executive agrees not to institute an administrative proceeding or lawsuit against the Controlled Group upon any basis outlined in paragraph 13 below, and represents and warrants that, to the best of his knowledge, no other person or entity has initiated or is authorized to initiate such administrative proceedings or lawsuit on his behalf. Furthermore, the Executive agrees not to encourage any other person or suggest to any other person that he or she institute any legal action or claim against the Controlled Group or any past and present shareholders, directors, officers, or agents.

         11. NON-DISPARAGEMENT. The Executive agrees not to make any disparaging or negative comment to any other person or entity regarding (a) any member of the Controlled Group, (b) any of the owners, directors, officers, shareholders, members, employees, attorneys or agents of any member of the Controlled Group,
(c) the working conditions at the Company, or (d) the circumstances surrounding the Executive's separation from the Company. The Company agrees not to make any disparaging or negative comment to any other person or entity regarding any aspect of the Executive's employment with or separation from the Company.

         12. DUTY OF COOPERATION. The parties hereto agree to cooperate with each other and each other's attorneys in connection with any threatened or pending litigation against the Company or any member of the Controlled Group, or against the Executive. The Executive agrees to make himself available upon reasonable notice to prepare for and appear at deposition or at trial in connection with any such matters, and the Company agrees to make the appropriate persons available upon reasonable notice to prepare for and appear at deposition or at trial in connection with any such matters. Furthermore, the parties hereto agree to cooperate fully in effecting an orderly transition with regard to the termination of the Executive's employment and the transition of his duties to other employees of the Company.

         13. MUTUAL GENERAL RELEASE. The Executive, on behalf of himself and his spouse, heirs, executors, administrators, personal representatives and assigns, and the Company and all members of the Controlled Group, and all past and present parent, subsidiary, affiliated and related entities and their divisions and departments; and each of their owners, directors, officers, shareholders, members, employees, attorneys and agents; and their predecessors, successors and assigns, hereby unconditionally and irrevocably mutually release and forever discharge each other and agree not to sue and not to assert against each other, any and all causes of action, claims or demands whatsoever, both known and unknown, at law or in equity, or before any agency or commission of local, state and federal governments, arising, alleged to have arisen, or which might have been alleged to have arisen, or which may arise, under any law or other statutory, administrative and common law causes of action, that either party ever had, now has or hereafter can, shall or may have for or by reason of any cause whatsoever, up to the effective date of this Agreement and final day of employment pursuant to this Agreement; INCLUDING, BUT NOT LIMITED TO any and all claims and causes of action arising out of the Executive's employment with the Company, and any and all claims and causes of action under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Railway Labor Act of 1926, as amended, and any other federal, state or local anti-discrimination law, statute or ordinance; any lawsuit founded in tort, contract (oral, written or implied) or any other common law or equitable basis of action.



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         14. ATTORNEYS' FEES. In the event that a legal action is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its costs of court, including all attorneys fees at all trial and appellate levels.

         15. SEVERABILITY. If any provision of this Agreement is invalidated by a court of competent jurisdiction, then all of the remaining provisions of this Agreement shall remain in full force and effect, provided that both parties may still effectively realize the complete benefit of the promises and considerations conferred hereby.

         16. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters set forth herein and supersedes in its entirety any and all agreements or communications, whether written or oral, previously made in connection with the matter herein. Any agreement to amend or modify the terms and conditions of this Agreement must be in writing and executed by the parties hereto.

         17. CONSTRUCTION. The parties acknowledge that each party has reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

         18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to principles of conflicts of law. The venue for any action to enforce any provision of this Agreement shall be the state or federal courts located in Palm Beach County, Florida.

         19. NOTICES. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to: RailAmerica, Inc., 5100 Broken Sound Blvd., N.W., Boca Raton, Florida 33487 Attention: General Counsel, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address designated by the party by written notice in accordance with this provision.

         20. WAIVERS. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

         21. NON-ADMISSION OF LIABILITY. Neither this Agreement nor anything contained herein shall constitute or is to be construed as an admission by the Company or the Executive as evidence of any liability, wrongdoing, or unlawful conduct.

         22. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.



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         23. SUFFICIENT TIME TO REVIEW. The Executive acknowledges and agrees that he has had sufficient time to review this Agreement and consult with anyone he chooses regarding this Agreement, that he has a right to consult with legal counsel regarding this Agreement and has been represented by counsel in connection with this Agreement, and that he has received all information he requires from the Company in order to make a knowing and voluntary release and waiver of all claims against the Company.

         24. RIGHT OF RESCISSION. The Executive acknowledges and agrees that he has been given at least twenty-one (21) days to review this Agreement, and that he has (7) seven days from the date of the execution of this Agreement by all parties hereto within which to rescind this Agreement by providing notice in writing to the Company. The Executive further acknowledges that by this Agreement he is receiving consideration in addition to that to which he is already entitled. The Executive further acknowledges that this Agreement and the release contained herein satisfy all the requirements for an effective release by the Executive of all age discrimination claims under ADEA.

         25. JOINT PRESS RELEASE. The parties hereto agree that, upon the execution of this Agreement, the Company shall issue the press release attached hereto as Exhibit B.

         26. HEADINGS. The headings are for the convenience of the parties, and are not to be construed as terms or conditions of this Agreement.




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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                  COMPANY:

                                  RAILAMERICA, INC., a Delaware corporation

                                  By: /s/ GARY O. MARINO
                                     ------------------------------------------
                                  Name:  Gary O. Marino
                                  Title: Chairman, President & CEO


                                  EXECUTIVE:

                                     /s/ GARY M SPIEGEL
                                     ------------------------------------------
                                         Gary M. Spiegel



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                                    EXHIBIT A

                                  STOCK OPTIONS
--------------------------------------------------------------------------------

GARY M. SPIEGEL
STOCK OPTIONS           GRANT DATE   EXERCISE PRICE   NUMBER OF SHARES
                      ---------------------------------------------------
                                         $10.20            150,000
                                          $6.25            50,000
                                         $11.40            50,000
                                         $12.01            50,000
                                          $8.48            10,000






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                                    EXHIBIT B

                                  PRESS RELEASE
-------------------------------------------------------------------------------

 RAILAMERICA ANNOUNCES APPOINTMENT OF NEW NORTH AMERICAN CHIEF OPERATING OFFICER

BOCA RATON, FL - NOVEMBER 17, 2003 - Gary O. Marino, RailAmerica (NYSE: RRA) Chairman, President & CEO, today announced the appointment of Rodney J. ("Joe") Conklin as RailAmerica's Executive Vice President and Chief Operating Officer, North American Rail Group. Mr. Conklin, who has over 27 years of railroad experience, was previously RailAmerica's Senior Vice President--Eastern Corridor, North American Rail Group. Mr. Conklin replaces Gary Spiegel, who has resigned from the company to pursue other interests.

         "We are extremely pleased to have a person with Joe's experience take over this vital position within our North American operating group," said Mr. Marino. "Joe has extensive knowledge of our operations and a clear understanding of what our customers need from us. Over the past few years he has played an important leadership role in improving all facets of our rail operations and integrating acquisitions. I am confident that he will do an excellent job in continuing to improve our operating efficiencies and increase the profitability of our portfolio of 46 North American railroads."

         Marino added, "Gary Spiegel made many important contributions to this company over the past three years which were greatly appreciated. He is widely respected in the rail industry and we wish him the best in his future endeavors."

         Mr. Conklin, 49, joined RailAmerica in February 2000 after serving as Vice President, Field Operations for RailTex, Inc. Prior to that, he was employed by Burlington Northern Santa Fe Railway (BNSF) and its predecessor railroads for 23 years. Mr. Conklin held a variety of positions with BNSF, including Terminal Superintendent, Division Superintendent and General Superintendent of Transportation. He began his railroad career in 1976 in BNSF's engineering department at Gillette, Wyoming.

         Mr. Conklin said, "I am excited about this opportunity to lead our North American rail operations and look forward to improving and growing our franchise. We have an excellent operating team that is dedicated to enhancing RailAmerica's reputation as one of the safest, most customer-oriented and efficient rail operators in the world."

         RailAmerica, Inc. (NYSE: RRA) is the world's largest short line and regional railroad operator with 49 railroads operating approximately 17,700 miles in the United States, Canada, Australia, Chile and Argentina, including track access arrangements. The Company is a member of the Russell 2000(R) Index. Its website may be found at WWW.RAILAMERICA.COM.



                                       ###


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DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS: THIS PRESS RELEASE CONTAINS
FORWARD-LOOKING STATEMENTS REGARDING FUTURE EVENTS AND THE PERFORMANCE OF RAILAMERICA THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDING, BUT NOT LIMITED TO, FUEL COSTS, FOREIGN CURRENCY RISKS, FAILURE TO SUCCESSFULLY INTEGRATE ACQUISITIONS, FAILURE TO SERVICE DEBT, FAILURE TO SUCCESSFULLY MARKET AND SELL NON-OPERATING/NON-STRATEGIC PROPERTIES AND ASSETS WHEN SCHEDULED OR AT ALL, FAILURE TO ACCOMPLISH NEW MARKETING INITIATIVES, ECONOMIC AND WEATHER CONDITIONS, CUSTOMER DEMAND, INCREASED COMPETITION IN THE RELEVANT MARKET, AND OTHERS. IN PARTICULAR, FORWARD-LOOKING STATEMENTS REGARDING EARNINGS OF THE COMPANY AND ENTITIES TO BE ACQUIRED ARE SUBJECT TO INHERENT ECONOMIC, FINANCIAL AND OPERATING UNCERTAINTIES, INCLUDING CHANGES IN ECONOMIC AND WEATHER CONDITIONS, THE ABILITY TO RETAIN KEY CUSTOMERS AND THE IMPACT OF UNFORESEEN COSTS AND LIABILITIES OF SUCH ENTITIES. FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE THE STATEMENT WAS MADE. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE FORWARD-LOOKING INFORMATION TO REFLECT ACTUAL RESULTS, CHANGES IN ASSUMPTIONS OR CHANGES IN OTHER FACTORS AFFECTING FORWARD-LOOKING INFORMATION. IF THE COMPANY DOES UPDATE ANY FORWARD-LOOKING STATEMENT, NO INFERENCE SHOULD BE DRAWN THAT THE COMPANY WILL MAKE ADDITIONAL UPDATES WITH RESPECT TO THAT STATEMENT OR ANY OTHER FORWARD-LOOKING STATEMENTS. WE REFER YOU TO THE DOCUMENTS THAT RAILAMERICA FILES FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, SUCH AS THE FORM 10-K, FORM 10-Q AND FORM 8-K, WHICH CONTAIN ADDITIONAL IMPORTANT FACTORS THAT COULD CAUSE ITS ACTUAL RESULTS TO DIFFER FROM ITS CURRENT EXPECTATIONS AND FROM THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE.

                                       ###





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